EXHIBIT 99.1

  SigmaTron International, Inc. Reports Financial Results for Second
                          Quarter Fiscal 2005

    ELK GROVE VILLAGE, Ill.--(BUSINESS WIRE)--Dec. 7, 2004--SigmaTron International, Inc. (NASDAQ:SGMA) today reported revenues and earnings for the quarter and six-month periods ended October 31, 2004.
    For the three months ended October 31, 2004, net revenues increased to $27.9 million compared to net revenues of $26.5 million for the same period ended October 31, 2003. Net income for the 2005 second fiscal quarter was $1.3 million compared to $1.8 million for the 2004 second fiscal quarter. Diluted earnings per share for the quarter were $0.34 compared to $0.52 for the same period in the prior fiscal year.
    For the six months ended October 31, 2004, net revenues increased to $52.9 million compared to $51.4 million for the same period ended October 31, 2003. Net income for the 2004 period was $2.3 million, compared to $3.1 million for the 2003 period. Diluted earnings per share for the six months ended October 31, 2004, were $0.61 compared to $0.92 for the six months ending October 31, 2003.
    Commenting on SigmaTron's second-quarter and six-month results, Gary R. Fairhead, president and chief executive officer, said, "In the second fiscal quarter, sales increased in the telecommunications and appliance marketplaces, and for the first six months of the fiscal year, sales increased in the telecommunications and fitness industries. However, pricing pressures in our industry, product life cycle issues and component pricing impacted our results for the three- and six-month periods when compared to the same period in the prior year. In the second fiscal quarter and six months of 2005, gross profit decreased from the prior-year periods. While we remain focused on expanding our customer base and improving our performance, pricing pressures in the marketplace and increased raw material costs continue to impact our results.
    "Selling and administrative expenses increased slightly in the three- and six-month periods primarily due to an increase in insurance, other professional and legal fees. Interest expense also increased in the reported periods due to the increase in interest for notes associated with the purchase of the Company's corporate and manufacturing facility in Elk Grove Village and our Mexican manufacturing facility."
    "The Company's Elk Grove Village and Mexico locations maintained strong operating levels. Although the operation continues to perform well, quarterly sales at the Las Vegas facility decreased from the prior-year period, primarily attributable to a flat gaming market. Results at the Fremont site continued to recover. SigmaTron's operation in China experienced increased sales in the most recent period and now has approximately 135 employees.
    Fairhead concluded, "As we previously announced, SMT Unlimited, L.P. is now wholly-owned by SigmaTron and operates in Fremont as a division of the Company. We believe this acquisition will assist in providing seamless service to our customers through our operations in the United States, Mexico and China. We remain enthusiastic about the opportunities that Fremont and China will provide the Company."
    Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides components, printed circuit board assemblies and turnkey (completely assembled) electronic products. SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois, Las Vegas, Nevada, Acuna, Mexico, Fremont, California and Suzhou-Wujiang, China. SigmaTron International, Inc. maintains engineering and materials sourcing offices in Taipei, Taiwan.
    Note: To the extent any statements in this press release statement may be deemed to be forward looking, such statements should be evaluated in the context of the risks and uncertainties inherent in the Company's business, including the Company's continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of the Company's operating results; the availability and cost of necessary components; the Company's ability to manufacture lead free assemblies by mid - 2006; regulatory compliance; the continued availability and sufficiency of the Company's credit arrangements; changes in U.S., Mexican or Chinese regulations affecting the Company's business; the continued stability of the Mexican and Chinese economic, labor and political conditions, currency fluctuations, and the ability of the Company to manage its growth, including expansion into China and securing financing for the operation in China. These and other factors which may affect the Company's future business and results of operations are identified throughout the Annual Report on Form 10-K, and may be detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements speak as of the date of this Report and the Company undertakes no obligation to update such statements in light of future events or otherwise.

    Financial table to follow...


CONSOLIDATED STATEMENTS OF OPERATION


                      Three Months Ended         Six Months Ended
                   October 31,  October 31,  October 31,  October 31,
                      2004         2003         2004         2003
                   ------------ ------------ ------------ ------------

Net sales          $27,861,691  $26,526,879  $52,939,858  $51,360,675

Cost of products
 sold               22,668,658   20,968,331   43,121,127   41,088,186
                   ------------ ------------ ------------ ------------

Gross profit         5,193,033    5,558,548    9,818,731   10,272,489

Operating expenses   2,949,772    2,520,746    5,661,847    5,028,669
                   ------------ ------------ ------------ ------------

Operating income     2,243,261    3,037,802    4,156,884    5,243,820

Other
 deductions-net         53,630       10,037      120,313       52,585
                   ------------ ------------ ------------ ------------

Income before
 income tax expense
 and minority
 interest in
 affiliate           2,189,631    3,027,765    4,036,571    5,191,235

Income tax expense     869,800    1,157,760    1,556,091    1,943,122
                   ------------ ------------ ------------ ------------

Income before
 minority interest
 in affiliate        1,319,831    1,870,005    2,480,480    3,248,113

Minority interest
 in affiliate           10,654       57,269      134,334      127,879
                   ------------ ------------ ------------ ------------

Net income          $1,309,177   $1,812,736    2,346,146    3,120,234
                   ============ ============ ============ ============


Net income per
 common share -
 assuming dilution       $0.34        $0.52        $0.61        $0.92
                   ============ ============ ============ ============


Weighted average
 number of common
 equivalent shares
 outstanding
 - assuming
 dilution            3,840,442    3,478,249    3,837,379    3,403,659
                   ============ ============ ============ ============


CONSOLIDATED BALANCE SHEET

                   October 31,   April 30,
                      2004         2004
                   ------------ ------------

Current assets     $37,854,350  $35,973,957

Property, machinery
 and equipment-net  25,626,014   25,707,901

Other assets         2,364,985    1,316,814
                   ------------ ------------

Total assets        65,845,349   62,998,672
                   ============ ============

Liabilities and
 shareholders'
 equity

Current liabilities 15,650,885   13,086,206

Long-term
 obligations         6,784,974    8,269,923

Minority interest
 in affiliate                 -     439,787

Stockholders'
 equity             43,409,490   41,202,756
                   ------------ ------------

Total liabilities
 and stockholders'
 equity            $65,845,349  $62,998,672
                   ============ ============


    CONTACT: SigmaTron International, Inc.
             Linda K. Blake, 1-800-700-9095